Exhibit 10.18(vi)
February 8, 2006
Diebold, Incorporated
3800 TABS Drive
Uniontown, Ohio 44685
Dear Bob:
This will confirm our recent conversation regarding your consulting services. Effective January 1, 2006, Diebold, Incorporated and you agree that your Retirement and Consulting Agreement is amended by extending the “Consulting Period”, as defined in section 2a of that Agreement, such that the “Consulting Period” now will terminate on December 31, 2008 with the following compensation schedule.
•	2006 Annual Consulting Fee — $200,000

•	2007 Annual Consulting Fee — $100,000

•	2008 Annual Consulting Fee — $50,000
During this timeframe you will also continue to be provided with reasonable and appropriate office space and secretarial support. I fully anticipate your time to also proportionally adjust to these compensation levels through the transition period.
I very much appreciate your past consulting services and look forward to working with you over the next three years.
If this letter accurately reflects our understanding, please indicate your agreement by signing where designated below. I am including two signed originals of this letter so please sign both, return one to me and keep one for your records. Again, thank you very much.
Sincerely yours,
DIEBOLD, INCORPORATED
/s/ Thomas W. Swidarski
Thomas W. Swidarski
President and Chief Executive Officer
Accepted and Agreed to:

/s/ Robert J. Mahoney (Signature)	3/7/06 Date